Exhibit 99.1

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Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Arbitration Ends Coffee Contract Dispute

Starbucks Must Pay More Than $2.7 Billion for Improperly Terminating Contract

     DEERFIELD, Ill. – Nov. 12, 2013 – The independent arbitrator in the dispute between Kraft Foods and Starbucks Coffee Company ruled today that Starbucks must pay more than $2.7 billion in total cash compensation for its unilateral termination of the companies’ coffee contract. The award includes compensation for the fair market value of the agreement, a premium for improper termination and interest.

     In October 2012, Mondelez International spun off Kraft Foods Group, its North American grocery operations, as an independent company. Based on the Separation and Distribution Agreement between the companies, Kraft Foods Group will direct the net proceeds from the award to Mondelez International.

     “We’re pleased that the arbitrator validated our position that Starbucks breached our successful and long-standing contractual relationship without proper compensation,” said Gerd Pleuhs, Executive Vice President Legal Affairs & General Counsel of Mondelez International. “We’re glad to put this issue behind us. We can now fully focus on growing our global snacks business.”

     Kraft first began marketing Starbucks roast and ground coffee in 1998 and succeeded in building a highly profitable CPG business, from a base of approximately $50 million to approximately $500 million in 2010. In November 2010, Starbucks announced its intention to unilaterally terminate the agreement that provided Kraft with the exclusive rights for the sales, marketing and distribution of Starbucks roast and ground coffee in grocery and other retail outlets. Later that month, Kraft initiated arbitration proceedings to challenge the improper termination of the companies’ contract.

     The company said that it intends use the net proceeds from the arbitration award, after federal and state taxes of approximately 37 percent and certain other expenses, to repurchase Mondelez International Class A Common Stock, subject to final approval by the Board of Directors and actual receipt of the proceeds. This authorization would be in addition to the company’s current $6 billion share repurchase program.

About Mondelez International

     Mondelez International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelez International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelez International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

     This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “intend” similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: use of proceeds and share repurchases. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks related to receipt of proceeds and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelez International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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